UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ASSET ACCEPTANCE CAPITAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ASSET ACCEPTANCE CAPITAL CORP.

28405 Van Dyke Avenue

Warren, Michigan 48093

(586) 939-9600

April 9, 2010

To our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Asset Acceptance Capital Corp. to be held on May 13, 2010 at 9:00 a.m. at our headquarters building located at 28405 Van Dyke Avenue, Warren, Michigan. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote your shares as soon as possible. You may vote by proxy by following the instructions on the proxy card or voting instruction card that you receive. Voting by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you are able to attend in person.

Thank you for your ongoing support of and continued interest in Asset Acceptance Capital Corp.

Sincerely,

Rion B. Needs

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2010

Time:	9:00 a.m., Thursday, May 13, 2010

Place:	Asset Acceptance Capital Corp., 28405 Van Dyke Ave., Warren, Michigan 48093

Items of Business:	1. Elect three Class III Directors each to serve for a term of three years.

2. Ratify the appointment of our independent registered public accounting firm for fiscal 2010.

3. Transact any other business properly brought before the meeting.

Annual Report:	The 2009 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, is enclosed.

Who Can Vote:	You can vote if you were a Shareholder of record on March 31, 2010.

Date of Mailing:	This Notice and Proxy Statement are first being mailed to Shareholders on or about April 9, 2010.

By Order of the Board of Directors

Rion B. Needs
President and Chief Executive Officer

ASSET ACCEPTANCE CAPITAL CORP.

28405 Van Dyke Avenue

Warren, Michigan 48093

(586) 939-9600

www. assetacceptance.com

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF SHAREHOLDERS

About The Meeting

What am I voting on?

You will be voting to elect three Class III Directors, each to hold office until the 2013 Annual Meeting of Shareholders or until a successor is appointed and qualified. You are also voting on the ratification of our Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

Who is soliciting my proxy?

Our Board of Directors is soliciting your proxy to be used at the 2010 Annual Meeting of Shareholders. We will pay the entire cost of soliciting proxies and will arrange with brokerage houses, nominees, custodians and other fiduciaries to send proxy soliciting materials to beneficial owners of our Common Stock at our expense. In addition to solicitation by mail, our Officers and other associates may solicit proxies personally, by telephone or by fax without special remuneration.

Who is entitled to vote?

You may vote if you owned your shares of our Common Stock as of the close of business on March 31, 2010. Each share of Common Stock is entitled to one vote on any matter voted on at the meeting. As of March 31, 2010, we had 30,603,708 shares of Common Stock outstanding.

How do I vote?

You can vote in one of two ways:

•	By completing and mailing your proxy card or voting instruction card.
•	Voting in person at the meeting.

May I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting by:

•	Delivering a written notice of revocation, with a later date than the proxy card, to Asset Acceptance Capital Corp.’s Secretary, Edwin L. Herbert, at the Company’s address, at or before the meeting.

•	Signing another proxy card or voting instruction card with a later date and returning it to the address indicated on the card before the meeting.
•	Voting in person at the meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to management.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted by the persons named in the enclosed proxy card “For” the election of the Director nominees and “For” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Registrar and Transfer Company and you may reach them by phone at (800) 368-5948.

Who may attend the meeting?

The meeting is open to all holders of our Common Stock. For directions to the meeting, please call Investor Relations at (586) 939-9600 – option 5. We look forward to having you at the meeting.

How can I vote my shares in person at the meeting?

Shares held in your name as the shareholder of record may be voted in person at the meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the meeting.

May Shareholders ask questions at the meeting?

Yes, representatives of the Company will answer Shareholder questions of general interest at the meeting as time permits.

How many shares must be present to hold the meeting?

In order for us to convene the meeting, a majority of our outstanding shares of Common Stock as of March 31, 2010 (or 15,301,855 shares) must be present in person or by proxy. This majority is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy card or voting instruction card by mail. Abstentions and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the meeting to determine whether a quorum exists.

How many votes are needed to elect Directors and to ratify the appointment of the independent registered public accounting firm?

The three Director nominees receiving the highest number of “For” votes cast will be elected as Directors. If a nominee is unable or declines to serve, proxies will be voted for the balance of the nominees and for such additional persons as designated by the Board to replace the nominee who is unable to serve. However, the Board does not anticipate that this will occur.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

Shares not voted, whether by marking “withhold authority” on your proxy card or voting instruction card, by broker non-votes (described above) or otherwise, will not be considered in the election of Directors. Abstentions will have the same effect as a vote against ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. Broker non-votes will not be considered shares entitled to vote with respect to the ratification of the appointment and will not be counted as votes for or against the ratification. Unless a properly executed proxy card is marked “withhold authority” or abstain as the case may be, the proxy given will be voted “For” each of the three Director nominees and “For” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

Our Board recommends that you vote “For” each of the Director nominees and “For” the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Can my shares be voted on matters other than those described in this Proxy Statement?

Yes, if any other item or proposal properly comes before the meeting, the proxies received will be voted in accordance with the discretion of the persons named as proxy holders. However, we have not received proper notice of, and are unaware of, any business to be transacted at the meeting other than as indicated in this Proxy Statement.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the meeting.

When are Shareholder proposals due for the 2011 Annual Meeting?

To be included in our Proxy Statement for the 2011 Annual Meeting of Shareholders, proposals must be received by the Company not later than December 10, 2010. Such proposals should be addressed to our Secretary at 28405 Van Dyke Avenue, Warren, Michigan 48093. Shareholder proposals to be presented at the 2011 Annual Meeting which are not to be included in the Company’s Proxy Statement must be received by the Company not later than February 12, 2011 in accordance with procedures in our Bylaws.

How do I obtain more information about Asset Acceptance Capital Corp.?

More information on Asset Acceptance Capital Corp. can be obtained by:

•	Contacting Investor Relations at (586) 939-9600 – option 5.
•	Going to our website at www.assetacceptance.com.
•	Writing to:

Asset Acceptance Capital Corp.

Attn: Investor Relations

28405 Van Dyke Avenue

Warren, Michigan 48093

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to

Be Held on May 13, 2010.

This Proxy Statement and the Company’s 2009 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, are available on the internet at http://proxy.assetacceptance.com. Upon request, we will provide additional copies of this Proxy Statement and the Company’s 2009 Annual Report to Shareholders.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Election of Directors

Nominees for Election as Directors for Term Ending Upon the 2013 Annual Meeting of Shareholders (Class III Directors):

Nathaniel F. Bradley IV	Director since 2003
Age 53

Mr. Bradley is the Chairman of the Board of Directors of Asset Acceptance Capital Corp. He joined our predecessor, Lee Acceptance Company, in 1979 and co-founded Asset Acceptance Corp. in 1994. Mr. Bradley served as Vice President of our predecessor from 1982 until 1994 and was promoted to President of Asset Acceptance Corp. in 1994. He was named our Chief Executive Officer in June 2003. He became Chairman of the Board in March 2006. Mr. Bradley served as our President and Chief Executive Officer until his retirement effective January 1, 2009. Mr. Bradley’s experience as Chief Executive Officer and co-founder of the Company and his history in the accounts receivable management industry give him unique insights into the Company’s challenges, opportunities and operations.

Anthony R. Ignaczak	Director since 2003
Age 45

Mr. Ignaczak joined Quad-C Management, Inc., a private equity firm, in 1992 and has, since May 1993, been a Partner with Quad-C Management, Inc. in Charlottesville, Virginia. Prior to 1992, Mr. Ignaczak was an Associate with the Merchant Banking Group at Merrill Lynch and a member of the Mergers and Acquisitions department of Drexel, Burnham, Lambert Inc. Mr. Ignaczak formerly was a director of Quality Distribution, Inc. (NASDAQ: QLTY), Tampa, Florida, a bulk tank truck network operator. He was named our Independent Presiding Director in February 2006. Mr. Ignaczak’s private equity and investment banking experience provides the Board with his expertise on debt and capital markets transactions, and his experience in operations and strategy from his oversight of Quad-C’s many portfolio companies.

William I Jacobs	Director since 2004
Age 68

Mr. Jacobs formed WIJ & Associates, a business consulting firm, in 2002 as its President. From May 2000 until 2002, Mr. Jacobs served as the Chief Financial Officer and Director of NewPower Holdings Inc., a provider of energy and related services. In June 2002, NewPower Holdings, Inc. and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the Northern District of Georgia seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code, with the confirmation of the related plan of reorganization occurring in October 2003. Prior to May 2000, Mr. Jacobs served as Senior Executive Vice President of MasterCard International. Mr. Jacobs is a Director of Global Payments, Inc. (NYSE: GPN). Mr. Jacobs formerly was a director of Investment Technology Group, Inc. (NYSE: ITG) and Alpharma, Inc. (NYSE: ALO). Mr. Jacobs’ extensive knowledge of financial and accounting issues and his background as Senior Executive Vice President of MasterCard International, coupled with his service on other public company boards, makes him invaluable to our Board’s discussions on financial, accounting and strategic matters.

Continuing Directors for Term Ending Upon the 2011 Annual Meeting of Shareholders (Class II Directors):

Terrence D. Daniels	Director since 2003
Age 67

Mr. Daniels has been a Partner with Quad-C Management, Inc., a private equity firm based in Charlottesville, Virginia, since its formation in November 1989. Prior to November 1989, Mr. Daniels served as Vice Chairman and Director of W.R. Grace & Co., as Chairman, President and Chief Executive Officer of Western Publishing Company, Inc. and as Senior Vice President for Corporate Development of Mattel, Inc. Mr. Daniels’ prior service in senior executive roles in larger companies and his experience as founder and Chairman of Quad-C Management bring a unique perspective to the Board on matters involving operations, strategy and debt and capital markets transactions.

Rion B. Needs	Director since 2009
Age 47

Mr. Needs is the President and Chief Executive Officer of Asset Acceptance Capital Corp. Prior to joining Asset Acceptance Capital Corp. in July 2007 as Senior Vice President and Chief Operating Officer, Mr. Needs held executive positions at American Express, most recently as Senior Vice President and General Manager of Purchasing Services. Mr. Needs’ prior positions at American Express also included Senior Vice President of Global Finance Operations and Business Transformation, and Senior Vice President and General Manager of Corporate Travel. Mr. Needs served as Senior Vice President and Chief Operating Officer of Asset Acceptance Capital Corp. until December 31, 2008. On January 1, 2009, he became President and Chief Executive Officer and a Director of the Company. Mr. Needs’ experience in financial services management gives him a valuable perspective on the Company’s processes, and development of its analytical and information technology capabilities. His day-to-day leadership of the Company as our Chief Executive Officer provides him with intimate knowledge of our operations.

William F. Pickard	Director since 2004
Age 69

Since 1997, Dr. Pickard has served as the Chief Executive Officer of Global Auto Alliance, an automobile parts supplier. Dr. Pickard also serves as the Chief Executive Officer of VITEC, LLC, Global Automotive Alliance LLC, and Grupo Antolin-Wayne, affiliates of Global Auto Alliance. Dr. Pickard serves as a part time instructor for the University of Michigan School of Business. Dr. Pickard served as a Director of Flagstar Bancorp (NYSE: FBC) and its wholly owned subsidiary, Flagstar Bank, from 2008 to 2009. In addition, Dr. Pickard is the owner and Chief Executive Officer of six McDonald’s restaurants and a related management company, Minority Plas, Inc. As founder of Global Automotive Alliance and the owner of a number of McDonald’s restaurant franchises, Dr. Pickard brings to the Board his entrepreneurial experience and expertise in operations, strategy and human resources.

Continuing Directors for Term Ending Upon the 2012 Annual Meeting of Shareholders (Class I Directors):

Jennifer L. Adams	Director since 2004
Age 50

In 1991 Ms. Adams joined World Color Press, Inc. as Vice President and General Counsel and remained with World Color Press, Inc. in a number of capacities until 1999, when she left World Color Press as Vice Chairman, Chief Legal and Administrative Officer and Secretary. Prior to joining World Color Press, Inc., Ms. Adams was an associate with the law firm of Latham & Watkins. While in private practice, Ms. Adams represented corporate clients in numerous transactions. While at World Color Press, Ms. Adams oversaw the legal, human resources, information technology and investor relations functions, numerous acquisitions and debt transactions and the company’s initial public offering. Ms. Adams’ background as a lawyer and senior executive at World Color Press provides a valuable perspective to the Board on legal and governance matters, human resources and strategy.

Donald Haider	Director since 2004
Age 68

Since 1973, Dr. Haider has been a Professor of Management at Northwestern University’s Kellogg School of Management first as an Assistant, then Associate and Professor of Management since 1990. Dr. Haider began his academic career in 1971 as an Assistant Professor at Columbia University. Dr. Haider serves on the Board of Directors of Fender Musical Instruments, Scottsdale, Arizona, and served on the Board of Directors of LaSalle National Bank, N.A., Chicago, Illinois, until its acquisition by Bank of America in October 2007. Dr. Haider’s experience in management education and his extensive public service background, including as Budget Director and Chief Financial Officer of the City of Chicago, Deputy Assistant Secretary of the U.S. Treasury and service in the U.S. Office of Management and Budget, bring to the Board a valuable perspective on strategy, public policy and regulation of financial services.

H. Eugene Lockhart	Director since 2004
Age 60

Since May 2005, Mr. Lockhart has been a Partner in Diamond Castle Holdings, LLC, an independent private equity investment fund based in New York, New York. Since January 2002, Mr. Lockhart has been a Venture Partner for Oak Investment Partners, a venture capital investment firm. From February 2000 until January 2002, Mr. Lockhart served as the President and Chief Executive Officer of NewPower Holdings Inc., a provider of energy and related services. In June 2002, NewPower Holdings, Inc. and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the Northern District of Georgia seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code, with the confirmation of the related plan of reorganization occurring in October 2003. Prior to joining NewPower Holdings Inc. in February 2000, Mr. Lockhart served at AT&T Corporation as President of Consumer Services from July 1999 until February 2000 and as President and Chief Marketing Officer from February 1999 until June 1999. From April 1997 until October 1998, Mr. Lockhart served as President, Global Retail, of Bank of America Corporation, a financial services firm, and from January 1994 until April 1997, he served as President and Chief Executive Officer of MasterCard International, Inc., a credit card company. Mr. Lockhart is a member of the American Institute of Certified Public Accountants. Mr. Lockhart also serves as a Director of RadioShack Corporation (NYSE: RSH), and Huron Consulting Group, Inc. (NASDAQ: HURN) and formerly was a director of IMS Health, Inc. (NYSE: RX). Mr. Lockhart is Vice Chair of the Thomas Jefferson Foundation at Monticello. In prior years, Mr. Lockhart also served as the chair of the Darden Foundation at the University of Virginia, as well as the Chair of the University of Virginia Board of Managers. Mr. Lockhart’s experience in chief executive officer and other senior executive roles in the financial services industry including, among others, as Chief Executive Officer of MasterCard International, his private equity and venture capital experience and financial and business acumen from a long career in financial services provide a valuable perspective to the Board on operations, strategy, finance, and debt and capital markets transactions.

Information Regarding the Board of Directors

Makeup of the Board:	Currently, the Board is comprised of nine Directors of which seven are independent. If a nominee is unable to serve, the person designated as a proxy holder will vote for the remaining nominees and for such other person as the Board may nominate.

The Board has determined that each of Ms. Adams, Mr. Daniels, Dr. Haider, Mr. Ignaczak, Mr. Jacobs, Mr. Lockhart and Dr. Pickard are independent as defined under Rule 5605 of the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”).

Length of Board Term:	Directors who are elected at this meeting will hold office until the 2013 Annual Meeting of Shareholders (or until a successor has been duly appointed and qualified). All nominees are current Directors and have agreed to serve if re-elected. The continuing Directors serve for terms expiring at the 2011 and 2012 Annual Meetings of Shareholders, as described above.

Number of Meetings in 2009:	The Board met six times in 2009. All of the Directors attended at least 75% of the Board and respective Committee meetings which were held during their time of service on the Board and such Committees.

Board Committees:	The Board has three standing Committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. The Board has adopted a written charter for each Committee, which are available on the Company’s website at http://investors.assetacceptance.com. Under their respective charters, each of these Committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel.

Audit Committee:	The Audit Committee met 6 times during 2009.

Members:

• William I Jacobs (chairperson)
• Jennifer L. Adams
• Donald Haider
• William F. Pickard

Responsibilities:

• Primary function is to assist the Board in fulfilling its financial oversight responsibilities.
• Reviews the financial information provided to Shareholders and the Securities and Exchange Commission (“SEC”).
• Oversees the corporate accounting and financial reporting practices.
• Appoints our independent registered public accounting firm.
• Approves the scope of the audit and related audit fees.

• Monitors systems of internal financial controls and financial reporting processes, including compliance with Section 404 of the Sarbanes-Oxley Act.

The Audit Committee is not responsible for the planning or conduct of audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles.

The Board has determined that (1) Mr. Jacobs is an “audit committee financial expert,” as defined in Item 407 of SEC Regulation S-K; (2) each member of the Audit Committee is independent under Rule 5605 of the listing standards of NASDAQ; and (3) each member of the Audit Committee is financially literate and qualified to serve on the Committee under Rule 5605 of the listing standards of NASDAQ.

The Board has adopted a written charter for the Audit Committee, which is available on our website at www.assetacceptance.com.

Compensation Committee:	The Compensation Committee met 5 times during 2009.

Members:

• Donald Haider (chairperson)
• Jennifer L. Adams
• Anthony R. Ignaczak
• William I Jacobs
• H. Eugene Lockhart
• William F. Pickard

The Board has determined that each member of the Compensation Committee is independent under Rule 5605 of the listing standards of NASDAQ.

Responsibilities:

•  Primary function is to consider and establish executive officer compensation, and the compensation programs, plans, benefits and awards for executive officers under the Company’s 2004 Stock Incentive Plan.

• Considers and establishes Director compensation.
• Reviews and discusses with management the Company’s Compensation Discussion and Analysis included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.
• Prepares annual Compensation Committee Report.
• Evaluates the performance of the Company’s executive officers.
• Oversees the Company’s succession planning for its executive officers.

The Board has adopted a written charter for the Compensation Committee which is available on our website at www.assetacceptance.com.

The Compensation Committee Charter does not provide for any delegation of the Committee’s authority regarding executive officer and director compensation. Our Chief Executive Officer makes recommendations to the Compensation Committee on most compensation matters involving executive officers other than himself, including base salary, annual cash incentive compensation and equity awards. Our Chief Financial Officer provides information to the Committee on the financial impact of equity awards. Our General Counsel and our Vice President-Human Resources provide information to the Compensation Committee. Our Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President-Human Resources did not make recommendations on, or participate in decisions with, the Committee about their own compensation.

From time to time the Compensation Committee has engaged Frederic W. Cook & Co., Inc., a compensation consultant, to provide data and recommendations on executive officer or Director compensation for the Committee’s consideration, including an analysis of survey and competitive information, and recommendations about the structure of equity awards. Frederic W. Cook & Co. has not provided consulting services to our management.

Nominating and Corporate Governance Committee:	The Nominating and Corporate Governance Committee met 3 times during 2009.
Members:

• Jennifer L. Adams (chairperson)
• Donald Haider
• Anthony R. Ignaczak
• William I Jacobs

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under Rule 5605 of the listing standards of NASDAQ.

Responsibilities:

• Develops and recommends to the Board criteria for Board and Board Committee membership and oversees searches to identify potential candidates.
• Assists the Board in identifying, screening and recommending qualified candidates to serve as Directors and reviews Director candidates submitted by Shareholders.
• Recommends to the Board the nominees to fill new positions or vacancies as they occur among the Directors.

• Reviews independence requirements under applicable law or rules of NASDAQ.
• Develops and recommends to the Board a Code of Business Conduct and a set of Corporate Governance Policies applicable to the Company.
• Reviews corporate governance documents periodically and recommends appropriate changes.
• Oversees the annual evaluations of the Board and its Committees.

•  Considers and acts upon conflicts of interest, including related party transactions required to be disclosed in this Proxy Statement and other filings under applicable SEC guidelines, in accordance with the procedures set forth in our Code of Business Conduct and our charter for the Nominating and Corporate Governance Committee.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee which is available on our website at www.assetacceptance.com.

Corporate Governance

General:	The Company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our shareholders well and maintaining the Company’s integrity in the marketplace. We maintain a Code of Business Conduct for directors, officers and employees and have adopted corporate governance policies, which, in conjunction with the Certificate of Incorporation, Bylaws and Board committee charters, form the framework for the governance of the Company. All of these documents are available at http://investors.assetacceptance.com. We will post on this web site any amendments or waivers of these standards for directors and executive officers. The Board annually reviews its corporate governance practices and policies as set forth in its Code of Business Conduct and corporate governance policies.

Board Leadership:	Mr. Bradley served as Chairman of the Board, President and Chief Executive Officer until January 1, 2009 when he retired as President and Chief Executive Officer, continuing as our non-executive Chairman. Mr. Needs succeeded Mr. Bradley as President and Chief Executive Officer and became a Director on January 1, 2009.

Under the NASDAQ listing standards, Mr. Bradley will not be deemed an independent director until January 1, 2012. As a result of Mr. Bradley’s prior role as both Chairman of the Board and Chief Executive Officer, we previously established the role of a lead independent director known as the Independent Presiding Director. Mr. Ignaczak has served as our Independent Presiding Director since March 1, 2006.

The Independent Presiding Director (i) presides at executive sessions of the independent Directors of the Company; (ii) serves as a liaison between independent Directors and the Chairman of the Board, the Chief Executive Officer and other members of senior management; (iii) consults with the Chairman of the Board, the Chief Executive Officer and the Corporate Secretary on the agenda for Board of Directors meetings; (iv) presides at Board of Directors meetings in the absence of the Chairman of the Board and on any matters on which the Chairman of the Board has a conflict of interest; and (v) handles other matters as may be requested by either the independent Directors of the Board of Directors or by the Chairman of the Board. We believe that having an Independent Presiding Director assists in Board oversight of management and also facilitates open communication between management and the Board of Directors.

We believe that our separation of the roles of Chairman and Chief Executive Officer is appropriate so that we continue to have the benefit of Mr. Bradley’s experience with the Company in his leadership of the Board. Moreover, we believe that the Chief Executive Officer’s primary responsibility is to run the Company. Our structure permits the Chief

Executive Officer to focus his entire energy on the challenges that the Company is facing in the current business environment. At the same time, the Board chose also to continue to have an Independent Presiding Director, recognizing that Mr. Bradley, as a former employee, will not be independent until 2012.

We recognize that different board leadership structures may be appropriate for companies in different situations. We believe that our present structure provides strong leadership for our Board, while also positioning our CEO as the leader of the Company in the eyes of our employees and other stakeholders, and is the optimal structure for our Company at this time.

Risk Oversight:	The Board has an active role, as a whole and also at the Committee level, in overseeing management of the Company’s risks. While the Board oversees the Company’s risk management and establishes policies, Company management is responsible for day-to-day risk management processes. The Board and its Committees administer their risk oversight function through regular, periodic reporting from and discussions with management appropriate to the nature and magnitude of the particular risk and, where appropriate, take action related to the subject matter. The Audit Committee oversees management of financial risks. The Compensation Committee oversees management of risks relating to executive compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees management of risks associated with Board independence and conflicts of interest. While each Committee is responsible for evaluating certain risks and overseeing management of those risks, the entire Board is regularly informed through Committee reports about those risks. The Board’s leadership structure permits frank assessments and discussions of risks with the CEO, in executive sessions without the CEO and among independent directors only.

Nomination of Directors:	The Nominating and Corporate Governance Committee, in accordance with its charter and the Board’s governance principles, seeks to select a Board that is, as a whole, strong in its collective knowledge and has diverse skills and experience concerning accounting and finance, management and leadership, vision and strategy, business operations, business judgment, risk assessment, industry knowledge, and corporate governance. When reviewing a potential candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of Director attributes. In considering whether to recommend any candidate for inclusion as a Director nominee, the Committee will apply the criteria set forth in the Corporate Governance Policies adopted by the Board and in applicable Committee charters. These criteria include the candidate’s character and integrity, business acumen, experience inside and outside of the business community, personal commitment, diligence, lack of conflicts of interest and the ability to act in the balanced, best interests of the Shareholders as a whole rather than special interest groups or constituencies.

The Committee will consider nominations submitted by Shareholders. Shareholders who wish to recommend a nominee may do so by writing to:

Edwin L. Herbert
Secretary
Asset Acceptance Capital Corp.
28405 Van Dyke Avenue
Warren, Michigan 48093

To be considered by the Committee for nomination and inclusion in our Proxy Statement for our 2011 Annual Meeting of Shareholders, a Shareholder recommendation for a Director must be received by our Secretary no later than February 12, 2011. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Committee may also seek additional biographical and background information from any candidate. The Shareholder making the recommendation must also provide (i) his or her name and address, (ii) the number of shares of our Common Stock beneficially owned by such Shareholder, and (iii) a description of any arrangement or understanding between the Shareholder and any other person with respect to the recommendation or any material interest of the Shareholder in the recommendation.

The process followed by the Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by Shareholders, the Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. All Director nominees recommended for election by the Shareholders at the 2010 Annual Meeting are current members of the Board.

The Committee did not receive any nominations from Shareholders for the 2010 Annual Meeting.

Shareholder Communications with Directors:	The Board has established a process for Shareholders to communicate with members of the Board. The chairperson of the Nominating and Corporate Governance Committee is responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. The chairperson of the Nominating and Corporate Governance Committee will forward all communications to all Directors if they relate to appropriate matters and may include suggestions or comments from the chairperson of the Nominating and Corporate Governance Committee. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Ms. Jennifer L. Adams
Chairperson of the Nominating and Corporate Governance
Committee
Asset Acceptance Capital Corp.
28405 Van Dyke Avenue
Warren, MI 48093

Annual Meeting Attendance Policy:	The Board’s policy is that all Directors should attend the Annual Meeting of Shareholders if reasonably possible. All members of the Board of Directors attended the 2009 Annual Meeting of Shareholders.

Board and Director Evaluation:	The Board conducts annual performance evaluations of the Board as a whole and the individual Committees.

Compensation of Directors

General:	We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In establishing Director compensation, we consider the significant amount of time that our Directors expend in fulfilling their duties to the Company and the skills required of our Directors. We also believe that we should pay additional compensation to Directors who assume higher levels of responsibility, including Committee members and Committee chairs.

Cash Compensation:	Our non-associate Directors were compensated for all services provided in 2009 as a Director in the following manner:

¡  Each non-associate Director received an annual retainer of $25,000, paid in equal quarterly increments of $6,250 in advance. Our Directors had the right to elect part or all of their retainer to be paid in nonqualified stock options or deferred stock units (which are settled in shares of our common stock) as more fully described below.

¡ Non-associate Directors were paid $1,000 for participation in any regularly scheduled Board meeting whether held in person or by conference call.

¡  The Chairman of the Audit Committee received a fee of $3,000 for participation in an Audit Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation, through October 2009. We increased the fee paid to the Chairman of the Audit Committee to $3,500 per meeting in October 2009 in recognition of the time required of the Audit Committee Chair. Other members of the Audit Committee received a fee of $2,000 for participation in a meeting, regardless of whether the meeting was scheduled for in person or telephonic participation.

¡  The Chairman of the Compensation Committee received a fee of $2,000 for participation in a Compensation Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation. Other members received a fee of $1,000 for participation in a Compensation Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation.

¡  Members of the Nominating and Corporate Governance Committee, including the Committee Chair, received a fee of $1,000 for participation in a meeting, regardless of whether the meeting was scheduled for in person or telephonic participation.

¡ All fees are reduced by 50% for telephonic participation in a Board or Committee meeting scheduled for in person participation.

¡  The Company pays the cost of medical, dental and vision care insurance for Mr. Bradley while he serves as Chairman of the Board, per the terms of Mr. Bradley’s January 1, 2009 retirement as Chief Executive Officer.

Equity-Based Compensation:	All nonqualified stock options awarded to Directors vest fully upon grant, and all restricted stock units awarded to our non-associate Directors vest when the Director discontinues service with the Board, because we want the manner in which we pay our non-associate Directors to be fully consistent with their ability to exercise independent judgment on our behalf. Each non-associate Director received awards of an option to purchase 5,000 shares of our common stock and 1,667 restricted stock units in May 2009, for the year of service ending with our May 2009 Annual Meeting of Shareholders, to further align Directors’ interests with those of the Shareholders.

As stated above, each non-associate Director was entitled to make an election to receive all or part of his or her 2009 retainer in the form of deferred stock units or nonqualified stock options, in increments of twenty-five percent, fifty percent, seventy-five percent or one hundred percent of the amount of the Director’s retainer. The election had to be made in advance of the calendar year for which payment is earned, and could not be revoked in order to comply with Section 409A of the Internal Revenue Code which imposes restrictions on the deferral of compensation. Awards of deferred stock units or nonqualified stock options elected in place of the cash retainer were made on a quarterly basis, on the date the cash retainer amount would have been paid.

If a non-associate Director elects deferred stock units, the cash retainer is converted to a deferred stock unit on a dollar for dollar basis. For example, if a Director elected to have his or her full quarterly retainer payment of $6,250 paid in deferred stock units, and the closing price of our stock on the date scheduled for the quarterly retainer payment is $10.00, then the Director would receive deferred stock units representing 625 notional shares of our stock (that is $6,250 divided by $10.00 equals 625). The shares underlying the deferred stock units are issuable upon the occurrence of specified events elected by the Director in advance of the calendar year for which payment is earned.

If a non-associate Director elects stock options, the cash retainer is converted to a stock option by (1) multiplying the cash retainer times three, (2) multiplying that product by the percentage of the cash retainer that the Director had elected to have paid in nonqualified stock options, and (3) dividing that product by the closing price of the stock on the grant date. For example, if a Director elected to have his or her full quarterly retainer payment of $6,250 provided in nonqualified stock options, and the closing price of our stock on the date scheduled for the quarterly retainer payment is $10.00, then the Director would receive an option for 1,875 shares of stock (that is, 3 multiplied by $6,250 equals $18,750, multiplied by 100% equals $18,750, divided by $10.00 equals 1,875).

Awards of deferred stock units or nonqualified stock options elected in place of the cash retainer are made in whole units or whole shares subject to the option.

Stock Ownership Guidelines:	To encourage Directors to have a personal investment in the Company, the Board in 2008 adopted a policy of encouraging, but not requiring, Directors to elect to be paid their annual retainer in deferred stock units until they have acquired Company stock and deferred stock units having a total value of at least $50,000, twice the annual retainer.

Expenses:	Directors were reimbursed for their reasonable expenses in attending Board and Committee meetings.

This table shows all fees and other compensation paid to our non-associate Directors for all services during 2009. Mr. Needs, our President and Chief Executive Officer, received no compensation for his services as a Director.

Name	Fees Earned or Paid In Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Jennifer L. Adams	51,000	14,353	20,867		86,220
Nathaniel F. Bradley IV	31,000	14,353	20,867	10,656	76,876
Terrence D. Daniels	30,000	14,353	20,867		65,220
Donald Haider	54,000	14,353	20,867		89,220
Anthony R. Ignaczak (5)	39,000	14,353	20,867		74,220
William I Jacobs	53,000	14,353	20,867		88,220
H. Eugene Lockhart	43,000	14,353	20,867		78,220
William F. Pickard	48,000	14,353	20,867		83,220

(1)	Includes all fees, including amounts deferred by the election of deferred stock units in place of cash retainer payments. Amounts elected to be deferred, and the form of compensation elected by the Directors in connection with the deferral, are as follows: Mr. Daniels elected to defer 100% of his retainer, or $25,000, into deferred stock units; Dr. Haider elected to defer 100% of his retainer, or $25,000, into deferred stock units; Mr. Ignaczak elected to defer 100% of his retainer, or $25,000, into deferred stock units; and Dr. Pickard elected to defer 50% of his retainer, or $12,500, into deferred stock units. Please see the table on page 20 for more information on the deferred stock units elected in place of the cash retainer payment.

(2)	The amounts reported in the Stock Awards column represent the grant date fair value of restricted stock units awarded in May 2009 to each non-associate Director, computed in accordance with FASB ASC Topic 718. Please refer to Note 9 to our consolidated financial statements set forth in our 2009 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the restricted stock units.

(3)	The amounts reported in the Option Awards column represent the grant date fair value of options awarded in May 2009 to each non-associate Director, computed in accordance with FASB ASC Topic 718. Please refer to Note 9 to our consolidated financial statements set forth in our 2009 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the option awards.

(4)	The expense incurred by the Company for medical, dental and vision care insurance for Mr. Bradley.

(5)	Mr. Ignaczak does not receive additional compensation for acting as our Independent Presiding Director.

The following table shows the grant date fair value of all deferred stock units awarded to our non-associate Directors in 2009, based on their elections to defer all or a portion of their cash retainers.

Name	Grant Date	Number of Deferred Stock Units	Grant Date Fair Value $(1)
Terrence D. Daniels	February 23, 2009	1,812	6,251
	May 14, 2009	726	6,251
	August 14, 2009	861	6,251
	November 16, 2009	1,184	6,252

Donald Haider	February 23, 2009	1,812	6,251
	May 14, 2009	726	6,251
	August 14, 2009	861	6,251
	November 16, 2009	1,184	6,252

Anthony R. Ignaczak	February 23, 2009	1,812	6,251
	May 14, 2009	726	6,251
	August 14, 2009	861	6,251
	November 16, 2009	1,184	6,252

William F. Pickard	February 23, 2009	906	3,126
	May 14, 2009	363	3,125
	August 14, 2009	430	3,122
	November 16, 2009	592	3,126

(1)	This column shows the grant date fair value of the deferred stock units, computed in accordance with FASB ASC Topic 718, that were awarded to the non-associate Directors in 2009. Please refer to Note 9 to our consolidated financial statements set forth in our 2009 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of these deferred stock units.

As of December 31, 2009, the last day of our fiscal year, our non-associate Directors held the following deferred stock units, restricted stock units and nonqualified stock options:

Name	Deferred Stock Units (#)	Restricted Stock Units (#)	Stock Options (#)
Jennifer L. Adams	4,935	3,334	68,125

Nathaniel F. Bradley IV	-	1,667	59,912

Terrence D. Daniels	9,518	3,334	72,692

Donald Haider	7,052	3,334	70,042

Anthony R. Ignaczak	9,518	3,334	72,692

William I Jacobs	-	3,334	55,351

H. Eugene Lockhart	4,935	3,334	72,692

William F. Pickard	3,763	3,334	56,659

Compensation Discussion and Analysis

Summary:	This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation philosophy, objectives and policies for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “Named Executive Officers”). This CD&A places in perspective the compensation information contained in the tables and other data that follow this discussion under the caption “Executive Compensation”.

Our Compensation Program:	The Role of the Compensation Committee. Our Compensation Committee makes all decisions on how we compensate our executive officers, including our Named Executive Officers.

Our Compensation Committee evaluates our Chief Executive Officer’s performance based on the Company’s performance as a whole, and his achievement of individual goals intended to advance our strategic initiatives. Our Chief Executive Officer provides the Committee his assessment of our other executive officers’ performance during the prior fiscal year and makes recommendations to the Committee regarding their base salaries, individual goals, annual cash incentive compensation and the size of equity awards. The Committee independently evaluates all recommendations and makes all final compensation decisions in executive session.

The Compensation Committee has, over the last several years, among other things, taken the following actions:

¡ Initiated ongoing, annual succession planning for all executive officer positions;

¡ Incorporated the use of tally sheets into its evaluation and determination of executive compensation;

¡ Implemented changes to various compensation plans and agreements to comply with the requirements of Section 409A of the Internal Revenue Code;

¡  Incorporated a clawback provision applicable to executive officers into the Company’s annual incentive compensation plan to permit recapture of bonuses based on material financial statement inaccuracies that impact the calculation of bonuses under the plan;

¡ Incorporated clawback provisions in employment and change in control agreements;

¡ Established executive officer stock ownership guidelines; and

¡  Assessed executive compensation overall, including incentive plans, to provide a mix of compensation that promotes sustained improvements in Company performance and avoids excessive short-term risk taking.

Our Business. Our core business consists of purchasing and collecting defaulted or charged-off consumer accounts receivable portfolios. Charged-off receivables are the unpaid obligations of individuals to credit originators, such as credit card issuers, consumer finance companies, healthcare providers, retail merchants, telecommunications and utility providers. Since these receivables are delinquent or past due, we are able to purchase them at a substantial discount. We purchase and collect charged-off consumer receivable portfolios for our own account. We are among the largest businesses in our industry.

The Importance of our Code of Business Conduct. We pay our executive officers in a manner that we believe will motivate them to execute our business strategy and create Shareholder value by achieving the financial performance we want for the Company, consistent with the ethical behavior prescribed in our Code of Business Conduct. Our Annual Incentive Compensation Plan for Management (the program under which most management associates are awarded annual cash incentive compensation, including all of the Named Executive Officers) provides that, in addition to non-financial consequences, any violation of the Code of Business Conduct will result in complete forfeiture of any bonus which would otherwise be earned under this Plan.

Our Compensation Philosophy. We intend our executive compensation programs to encourage and reward efforts that create Shareholder value by aligning our executive officers’ individual performance with our short-term and long-term corporate goals. To that end, the compensation provided to our executive officers includes: base salary, short-term annual cash incentive compensation and long-term equity incentive compensation. In addition, we provide retirement and other benefits, including our broad-based 401(k) and health and welfare plans.

In determining each executive officer’s total compensation, we consider individual performance, the importance of the person’s role to the Company, internal pay equity and our overall financial performance. We strive to have a compensation structure which facilitates both the retention of existing executive officers and the recruitment of new executive officers.

Risk Mitigation. The Committee is mindful of structuring executive compensation in a manner that motivates sustained Company performance over time and does not induce inappropriate or excessive risk taking to produce short-term results. The equity awards we provide our executive officers, a substantial part of their compensation, vest over a several year period, which rewards sustained Company performance over an extended period of time. The Compensation Committee has established stock ownership guidelines for executive officers which we believe discourage excessive risk-taking. We also have a clawback provision in our 2009 annual cash incentive plan that permits the Company to recapture bonuses to executive officers based on material financial statement inaccuracies that impact the calculation of bonuses under the plan.

Our annual cash incentive compensation goal, based in part on our Earnings Before Interest, Taxes, Depreciation and Amortization, including purchased receivable amortization (“Adjusted EBITDA”) metric, rewards cash collections in excess of cash operating expenses. Our “investment committee” approach to purchasing charged-off consumer debt, which requires increasing levels of oversight for larger purchases, including the involvement of a member of our Board of Directors for the largest purchases, mitigates against the risk of inappropriate debt purchases to increase short-term cash collections. We also reward our executive officers for achieving a cost-to-collect goal, which mitigates against incurring excessive operating expenses to increase short-term cash collections.

Use of Tally Sheets. Our Human Resources Department, Finance Department and General Counsel support the Committee’s work with data and legal analysis, including preparation of tally sheets to show total compensation for each executive officer and the weighting of the various components of compensation. The tally sheets include annual compensation, both actual and target, the value of long-term incentive awards, benefits, perquisites and potential payouts under certain provisions of employment agreements, so that the Committee understands total compensation for each executive officer and the relative weighting of the components of total compensation.

Use of a Consultant; Benchmarking. The Compensation Committee periodically engages Frederic W. Cook & Co., Inc. (“Cook”), global compensation consultants, to provide market data and recommendations to the Committee.

In consulting with the Committee, Cook has used publicly available data for the following publicly-held companies, taking into account the business, revenues, net income, numbers of employees and market capitalizations of the companies in establishing the peer group. Three of these firms are our direct competitors and seven are not. All are in the financial services industry.

¡ Advance America, Cash Advance Centers, Inc.
¡ Asta Funding, Inc. *
¡ Consumer Portfolio Services, Inc.
¡ Credit Acceptance Corporation
¡ Encore Capital Group, Inc. *
¡ Ocwen Financial Corp.
¡ Portfolio Recovery Associates, Inc. *
¡ QC Holdings, Inc.
¡ United PanAm Financial Corp.
¡ World Acceptance Corp.
* Direct competitors.

During 2007, Cook provided the Committee an executive compensation review in January, and a report of survey information and guidelines for an annual equity compensation program in July. During 2008, Cook provided market data and recommendations on chief executive officer compensation in October, which the Committee considered in setting compensation for Rion Needs, our new Chief Executive Officer, effective January 1, 2009. The Committee consulted with Cook in November and December 2008 regarding the terms of the amended and restated employment agreement with Mr. Needs effective January 1, 2009. Cook also provided data and recommendations in October 2008, which the Committee considered in making equity awards to executive officers in February 2009.

The Committee from time to time uses the publicly available market data for the above companies on base salaries, annual cash incentive compensation and long-term equity incentives as one of several factors in determining executive compensation. Other factors include individual performance, the importance of the particular executive officer to the Company’s business, and the desire of the Committee to attract and retain experienced executive officers to enable us to execute our business model of (1) purchasing charged-off consumer debt at the best possible prices and on the best possible terms, and (2) collecting it in the most efficient and cost effective manner.

Our Objectives. The principal objectives of our compensation program are to:

¡ Permit us to recruit talented and well-qualified executive officers to serve in leadership positions;

¡ Retain experienced executive officers to lead our organization over the long-term, and succeed into positions of increasing responsibility;

¡ Build corporate and Shareholder value by:

- Focusing our executive officers on achieving objectives critical to implementing our business strategy;
- Ensuring that our executive officers take a long-term perspective while also concentrating on achievement of annual goals;

-   Holding executive officers directly accountable for results by placing a major portion of compensation in at-risk incentives based on achievement of performance objectives and creation of Shareholder value; and

- Ensuring that our executive officers do not engage in inappropriate or excessive risk-taking.

¡ Motivate our executive officers to succeed by providing compensation that is based on performance without promoting excessive risk-taking;

¡ Offer compensation opportunities that are fair in relation to the compensation of other associates and reasonable from the perspective of Shareholders;

¡ Safeguard our business, including protecting it from competition and other adverse activities by the executive officer during and after employment;

¡ Compensate executive officers in an efficient and cost-effective manner, taking into consideration accounting and tax consequences; and

¡ Fully comply with applicable rules and regulations.

In 2009 we adopted stock ownership guidelines for our executive officers to align their interests with those of our Shareholders and to demonstrate their commitment to the Company.

Components of Compensation:	We structure compensation to motivate our executive officers to achieve both our short-term financial performance goals and our longer-term strategic goals. We do this through a combination of the following four components:

¡ Base salary;

¡ Annual incentive compensation;

¡ Long-term incentive compensation; and

¡ Retirement and other benefits.

Set forth below is a summary of the principal objectives and features of each of these components:

Base Salary

Principal Objectives	Principal Features

•	Ensures a basic level of compensation	•	Reviewed annually
•	Rewards the experience and skill of the	•	Not dependent on achievement of Company
	individual		goals
•	Recognizes the importance of the role to the	•	Varies by scope of responsibilities, skills and
	Company		comparable market compensation
•	Provides motivation for career development within the Company

Annual Incentive Compensation

Principal Objectives	Principal Features

•	Rewards annual Company performance that	•	Company and personal goals approved annually
	meets the goal	•	Threshold, target and maximum levels are set
•	Rewards and differentiates based on	•	Paid by March 15 based on audited prior year
	achievement of personal goals aligned with		results
	Company strategic initiatives	•	Clawback provision that permits the Company to
•	Provides greater incentives to those most		recapture bonuses to executive officers based on
	accountable for Company performance		material financial statement inaccuracies that
impact the calculation of bonuses under the plan
		•	No payment to anyone who violates the
Company’s Code of Business Conduct

Long-Term Incentives

Principal Objectives	Principal Features

•	Rewards Company performance over time that	•	Non-qualified stock option awards, vesting over
	increases share price without promoting		time
	excessive risk-taking	•	Performance-based restricted stock units tied to
•	Aligns executive officer interests with		targeted net income increases, vesting over time
	shareholder interests	•	Time-vested restricted stock units for retention
•	Rewards employment longevity	•	Amounts awarded reflect considerations of
•	Provides significant equity ownership		individual performance, internal pay equity,
	opportunity to those executive officers most		promotions and retention of the individual
	responsible for Company performance	•	Mix of types of awards and terms based on an
•	Attracts and retains executive officers		assessment of what is appropriate to motivate
•	Promotes long-term accountability		long-term performance without promoting
excessive risk-taking

Retirement and Other Benefits

Principal Objectives	Principal Features

•	Provide tax-qualified retirement savings plan	•	Permit participation in Company 401(k) and
•	Provide health and welfare plan benefits		health and welfare plans on same terms
•	Provide modest perquisites if deemed		available to all Company associates
	appropriate to specific circumstances	•	Modest perquisites provided that are specific to
the executive officer’s circumstances

2009 Executive Compensation:	We do not use a specific formula to allocate total compensation among the elements of compensation.

In 2009 we paid base salaries to the Named Executive Officers. We did not pay them any cash incentive compensation for 2009 under our annual cash incentive compensation plan because Company performance did not meet the minimum goal under the plan. We paid Ms. Everly incentive compensation tied to our purchases of charged-off consumer debt pursuant to our employment agreement with her. The Company made equity awards to the Named Executive Officers in February 2009. Effective January 1, 2010, we amended Ms. Everly’s employment agreement to reduce her incentive compensation tied to our purchases of charged-off consumer debt if collections on our purchased debt are lower than projected, based on the formula we have provided in her employment agreement.

We allocated total compensation as follows in 2009:

Allocation of Elements of Compensation in 2009

Name	Base Salary (%)	Annual Incentive Compensation (%)	Long-Term Incentive Compensation (Equity Awards) (%)(1)	Other (%)(2)
Rion B. Needs,	55.3	-0-	43.5	1.2
Chief Executive Officer

Mark A. Redman,	83.6	-0-	12.1	4.3
Chief Financial Officer

Deborah L. Everly,	71.5	14.2	12.1	2.2
Chief Acquisitions Officer

Deanna S. Hatmaker,	80.9	-0-	15.9	3.2
Vice President – Human Resources

Edwin L. Herbert,	85.4	-0-	11.2	3.4
Vice President – General Counsel and Secretary

(1)	Equity awards are valued as indicated in the Summary Compensation Table that is set forth below under the caption “Executive Compensation – Summary Compensation Table”, that is, grant date fair value computed in accordance with FASB ASC Topic 718. Please refer to Note 9 to our consolidated financial statements set forth in our 2009 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of these awards.

(2)	Includes Company contributions to our 401(k) Plan and a car allowance paid to Mr. Redman in the amount of $4,500 through September 2009.

Base Salary:	The first component of our compensation is base salary. We increased Mr. Needs’ base salary to $500,000 to reflect his promotion to Chief Executive Officer on January 1, 2009, considering competitive factors, including among other things an analysis of peer group Chief Executive Officer compensation provided by Cook, and Mr. Needs’ performance since joining the Company in July 2007. We increased base salaries for the other Named Executive Officers by relatively modest amounts, ranging from 1.5% to 3% merit increases depending on individual performance. Other than Mr. Needs, each Named Executive Officer continued in the same role with the same responsibilities and we wanted to control expenses in 2009. In September 2009 we adjusted Mr. Redman’s base salary to include the $6,000 per year we had previously paid as a car allowance.

Annual Cash Incentive Compensation	Our 2009 Annual Incentive Compensation Plan for Management, the second component of our compensation, was comprised of two parts: (1) the opportunity for our executive officers to earn annual cash incentive compensation based on the achievement of Company goals measured by a formula based upon Adjusted EBITDA, and (2) the opportunity for our executive officers to earn annual cash incentive compensation based on the achievement of personal goals which we seek to align directly with the achievement of our strategic objectives. Our Compensation Committee approves both Company and personal goals.

No incentive compensation was paid to the Named Executive Officers under the 2009 Annual Incentive Compensation Plan for Management because Company performance did not reach the threshold Adjusted EBITDA goal.

No incentive compensation was available under our 2009 Annual Incentive Compensation Plan for Management for an executive officer who violates our Code of Business Conduct. The plan also contains a clawback provision giving the Board the right to reimbursement of overpayments to executive officers under the plan in the event of a material restatement of the Company’s financial statements.

Company Goals and 2009 Performance. We believe that Adjusted EBITDA is an important indicator of our annual performance. Adjusted EBITDA essentially measures our cash collections, less cash operating expenses, or the free cash we have to spend to purchase additional portfolios of charged-off consumer debt, service our debt, pay income taxes and for other purposes.

We established the Adjusted EBITDA target goal for the 2009 Annual Incentive Compensation Plan for Management in March 2009 based on our then expectations about the liquidation or collection rates of the portfolios we had purchased prior to 2009, anticipated collections from current year portfolio purchases, and anticipated operating expenses for the year.

For 2009, the Adjusted EBITDA target goal under our plan was $184,340,660. The threshold goal for our performance was $179,445,344, equal to our fiscal 2008 Adjusted EBITDA, and the maximum goal was $189,235,976. Our fiscal 2009 EBITDA was $153,257,574, below the plan’s threshold goal. Consequently, none of our Named Executive Officers received any incentive compensation under our 2009 Annual Incentive Compensation Plan for Management, despite performance in relation to personal goals.

Personal Goals. The 2009 personal goals varied by individual depending on the breadth and nature of the executive officers’ responsibilities and how these contributed to the Company’s performance. We strive to closely correlate personal goals to the achievement of the Company’s strategic initiatives intended to drive future performance.

Examples of individual performance objectives applicable to one or more of our Named Executive Officers for 2009 included:

¡ reduction in the Company’s cost to collect its charged-off debt portfolios;

¡ improvements in retaining account representatives with the Company;

¡ improved compliance and operating controls;

¡ implementation of the Company’s new debt collection platform;

¡ improvements in the Company’s business planning and financial analyses functions;

¡ enhancements to the Company’s debt purchasing model; and

¡ implementation of an activity based costing model to allocate resources more effectively and to improve investment decisions.

Some personal goals were qualitative in nature and some were quantitative. All related directly to execution of specific Company initiatives and fundamental business strategies and, we believe, were important to achieving sustainable improvements in Company financial performance over time. For example, experienced account representatives are significantly more productive than newly hired account representatives so that it is beneficial to the Company’s financial results to retain them.

With respect to quantitatively measured personal goals, the Company had a maximum target to reduce cost to collect as a percentage of overall cash collections by 2% to 51.9%. We measure cost to collect as operating expenses divided by cash collections. We did not achieve a reduction in cost to collect in 2009. We did however increase our annual retention of Collections Department associates to 39%, reaching the maximum goal of 39%.

Mr. Needs achieved 42.5% of his 2009 personal goals. Mr. Redman achieved 55% of his 2009 personal goals. Ms. Everly achieved 47.5% of her 2009 personal goals. Ms. Hatmaker achieved 72.5% of her 2009 personal goals. Mr. Herbert achieved 70% of his 2009 personal goals.

As a debt buyer, we are highly dependent for future growth and profitability on our ability to purchase charged-off consumer debt at attractive prices. As a consequence, in 2009 we also provided an annual cash incentive to Ms. Everly to complete the purchases of charged-off consumer debt that we collect by paying her 5 basis points (.05%) of the direct cost of all charged-off debt purchased by us. For 2009, that resulted in $60,381 in incentive payments to Ms. Everly. We have adjusted that goal for 2010 to provide for a reduction in Ms. Everly’s incentive payments tied to investments in purchased debt if cash collections are lower than projected, based on a formula we have provided in her employment agreement.

We believe that establishing individual goals promotes accountability for each executive officer’s personal performance and helps differentiate our executive officers’ compensation based on individual contributions, assuming achievement of threshold Company performance under the plan.

Bonus Percentages. We set 2009 target incentive compensation as a percentage of base salary for each of our executive officers, ranging from 80% of base salary for our Chief Executive Officer and Chief Financial Officer, to 50% of base salary for our Chief Acquisitions Officer and 35% of base salary for our Vice President-Human Resources and Vice President-General Counsel and Secretary.

We believe that our executive officers with greater responsibility and ability to influence Company results should have a greater percentage of their pay at risk and a greater opportunity to be paid more when the Company performs well.

For 2009, our Named Executive Officers could have earned the following for individual and Company performance under our 2009 Incentive Compensation Plan for Management, expressed as a percentage of base salary: Mr. Needs, 0% to 120%; Mr. Redman, 0% to 120%; Ms. Everly, 0% to 75%; and Ms. Hatmaker and Mr. Herbert, 0% to 52.5%.

Earnings under Plan. As stated above, we made no incentive payments to our Named Executive Officers under our 2009 Annual Incentive Compensation Plan for Management because Company performance failed to meet the threshold for any payments under the plan.

Equity Compensation:	The granting of equity awards for the purposes of establishing long-term incentives is the third component of our compensation. We believe that having an annual equity incentive award program for executive officers and other key associates is important to motivate them to increase earnings per share and to retain their services for the long-term.

We chose a schedule of making annual equity awards to executive officers and other key associates in February of each year so that we make awards taking into consideration, among other things, the prior year’s performance by the Named Executive Officers. The awards we made in February 2009 to the Named Executive Officers were a mix of the following:

¡ stock options vesting ratably over a four year period;

¡ time based restricted stock units vesting ratably over a three year period beginning with the second anniversary of the grant date; and

¡  performance based restricted stock units, vesting fifty percent in the second year following the award, and twenty-five percent in each of the following two years, dependent on achieving a 2009 net income performance condition.

We chose the mix and terms of the equity awards taking into consideration the practices of our peer group companies, recommendations from Cook, our desire to have performance-based restricted stock units that would be dependent upon Company performance, and our desire to have awards that would vest over time to encourage sustained Company performance and to discourage excessive short-term risk taking. Each restricted stock unit represents the contingent right to receive one share of Company common stock. We chose a one year net income target for the performance-based restricted stock units because of the inherent difficulty in establishing multi-year performance goals.

With the exception of awards to Mr. Needs to recognize his promotion to Chief Executive Officer, the February 2009 equity awards to each Named Executive Officer were allocated one-third each to stock options, time vested restricted stock units and performance based restricted stock units. For all awards we used an “option equivalent” basis in determining the number of restricted stock units to be awarded in relation to stock options, using a conversion ratio of option shares to restricted stock units of 3 to 1 for time vested restricted stock units and 2.25 to 1 for performance based restricted stock units. We believe this mix of equity awards will provide a strong incentive to increase earnings per share over a sustained period of time and for the Named Executive Officers to remain with the Company.

The performance based restricted stock units awarded to the Named Executive Officers in February 2009 had a 2009 net income performance condition that would have been met as follows:

¡ all restricted stock units awarded would have been earned at achievement of $20,609,000 net income;

¡ 75% of restricted stock units awarded would have been earned at achievement of $18,166,000 net income; and

¡ 50% of restricted stock units awarded would have been earned at achievement of $15,723,000 net income.

We did not meet the minimum net income target and, as a consequence, none of the performance based restricted stock units awarded to the Named Executive Officers were earned for 2009.

In the absence of a promotion or other specific circumstances, we make awards to our Executive Officers based on a number of factors, including market data, prior year performance, importance to the Company and retention, all with a view to aligning their interests with shareholder interests and motivating performance.

We made awards to each of the Named Executive Officers as follows:

¡  Mr. Needs. We made an award of 160,000 “option equivalents” to Mr. Needs to recognize his promotion to Chief Executive Officer, allocating the award between 120,000 stock options and 13,333 time based restricted stock units. We made an additional award of 100,000 “option equivalents” to Mr. Needs, allocated among 33,333 stock options, 11,111 time based restricted stock units, and 14,815 performance based restricted stock units.

¡  Mr. Redman. We made an award of 30,000 “option equivalents” to Mr. Redman, allocated among 10,000 stock options, 3,333 time based restricted stock units and 4,444 performance based restricted stock units.

¡  Ms. Everly. We made an award of 35,000 “option equivalents” to Ms. Everly, allocated among 11,667 stock options, 3,889 time based restricted stock units and 5,185 performance based restricted stock units.

¡  Ms. Hatmaker. We made an award of 28,125 “option equivalents” to Ms. Hatmaker, allocated among 9,375 stock options, 3,125 time based restricted stock units and 4,167 performance based restricted stock units.

¡  Mr. Herbert. We made an award of 18,750 “option equivalents” to Mr. Herbert, allocated among 6,250 stock options, 2,083 time based restricted stock units and 2,778 performance based restricted stock units.

Because of the eighteen month lag between our August 2007 equity awards to our executive officers and our February 2009 equity awards, we increased the size of the February 2009 awards to Ms. Hatmaker and Mr. Herbert to approximate an award equal to 1.5 times what the annual award otherwise would have been.

Executive Officer Stock Ownership Guidelines. In March 2009 our Compensation Committee established stock ownership guidelines for our executive officers. We believe that our executive officers should accumulate and hold ownership in Company stock to align performance with Shareholder interests, to demonstrate confidence in the Company and to deter excessive risk taking. Stock ownership includes:

¡ Shares owned directly;

¡ Shares owned by a spouse or other immediate family member residing in the same household; and

¡ Shares held in trust for the benefit of the executive officer or immediate family member residing in his or her household.

Unexercised stock options and unvested restricted stock units do not count toward satisfaction of the guidelines.

Executive officers who have not met the ownership guidelines are required to retain 50% of the shares, net of taxes and option exercise payments, following exercise of stock options or receipt of shares upon vesting of restricted stock units. Although the Company does not prohibit executive officers from hedging shares of Company stock, hedged shares are excluded from the calculation of ownership levels under the guidelines. Mr. Redman and Ms. Everly own Company stock in amounts that exceed our ownership guidelines.

Specific Stock Ownership Guidelines for our Named Executive Officers are:

Chief Executive Officer	1.0 times base salary
Other Named Executive Officers	.75 times base salary

Retirement and Other Benefits:	We have set forth below a description of our retirement and other benefits, the fourth component of compensation for our Named Executive Officers.

Retirement Plans. We provide a tax-qualified 401(k) retirement savings plan. All of our associates, including our executive officers, are able to contribute a percentage of their compensation to the plan on a before-income tax basis up to the compensation limit prescribed by the Internal Revenue Service (“IRS”), which was $245,000 for 2009. The IRS also prescribes the maximum employee contribution in any given year. For 2009, the IRS employee contribution limit was $16,500, and employees age 50 or older could make an additional catch-up contribution of $5,500. The employer match does not affect the contribution limits. Through August 2009, we matched 100% of the first 3% of compensation contributed to the plan and 50% of the next 3% of compensation contributed by each associate, including executive officers. We discontinued the matching contribution for the balance of 2009 because of our desire to reduce expenses in order to improve operating results.

Associate contributions are fully vested upon contribution. Matching contributions vest on a three-year graded schedule and become fully vested once an associate has achieved three years of service with the Company, as defined in the plan.

Perquisites and Other Benefits. We provided a $6,000 annual car allowance for our Chief Financial Officer until September 2009 when we made it part of his base salary. We do not pay or reimburse our other Named Executive Officers for club memberships or cars.

Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers, using the tally sheets prepared with respect to our executive officers in its analysis.

Employment Agreements; Change in Control Agreement:	We have entered into employment agreements or change in control agreements with the following Named Executive Officers:

¡  Rion B. Needs. In July 2007, we entered into an employment agreement with Mr. Needs to induce him to join us as our Chief Operating Officer and to specify the terms of his employment. This employment agreement was amended and restated in its entirety on January 21, 2009, to reflect the appointment of Mr. Needs as our President and Chief Executive Officer effective January 1, 2009.

¡  Mark A. Redman. In 2002, we entered into an employment agreement with Mr. Redman, our Chief Financial Officer, in connection with the private equity investment in the Company made by an affiliate of Quad-C Management, our largest Shareholder, for the purpose of ensuring his services on behalf of the Company. This employment agreement was amended and restated in its entirety on September 8, 2009, principally to conform selected provisions of his employment agreement to those of Mr. Needs’ amended employment agreement, namely those related to the term, severance benefits upon a change in control, a clawback for severance benefits and limitations related to so-called parachute payments under tax laws.

¡  Deborah L. Everly. In October 2007, we entered into an employment agreement with Ms. Everly to reflect her promotion to Chief Acquisitions Officer and to reflect the terms of her substantially increased compensation. This employment agreement was amended and restated in its entirety on September 8, 2009, principally to conform selected provisions of her employment agreement to those of Mr. Needs’ amended employment agreement, namely those related to the term, severance benefits upon a change in control, a clawback for severance benefits and limitations related to so-called parachute payments under tax laws. In February 2010, we entered into a restated employment agreement with Ms. Everly, effective January 1, 2010, to provide for a reduction in Ms. Everly’s incentive payments tied to our investments in purchased debt if cash collections are lower than projected, based on the formula provided in the restated employment agreement.

¡  Edwin L. Herbert. In May 2009, we entered into a change in control agreement with Mr. Herbert, our Vice President, General Counsel and Secretary, to encourage his continued performance when faced with a possible change in control of the Company. This agreement conforms to selected provisions of Mr. Needs’ amended employment agreement, namely those related to the severance benefits upon a change in control, a clawback for severance benefits and limitations related to so-called parachute payments under tax laws.

Each of the employment agreements with Messrs. Needs and Redman and Ms. Everly offers the executive officers protection in the event we terminate an executive officer without cause or if we substantially breach an agreement (as those terms are defined in the agreements). In addition, each of those employment agreements, as well as the change in control agreement with Mr. Herbert, offers the covered executive officers protection in the event we terminate an executive officer without cause or if we substantially breach their agreement within one year of a change in control (as those terms are defined in the agreements).

Each of the employment agreements, as well as the change in control agreement, protects us by subjecting the executive officer to certain confidentiality, non-competition and non-interference provisions.

A more detailed description of these employment agreements is set forth below under the captions “Executive Compensation – Employment Agreements” and “Executive Compensation – Potential Payments upon Termination or Change in Control”. In addition, the change in control agreement is also described in more detail below under the caption “Executive Compensation – Potential Payments upon Termination or Change in Control”.

Our Compensation Committee approves all employment agreements and change in control agreements.

Tax Implications; Deductibility of Executive Compensation	Section 162(m) of the Internal Revenue Code limits the Company’s tax deduction to $1 million each for compensation paid to, or accrued for the Company’s Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers as of the end of the fiscal year, unless the compensation is based on nondiscretionary, pre-established performance goals. The entire amount of each Named Executive Officer’s compensation earned during fiscal year 2009 was deductible.

The Compensation Committee generally structures executive compensation to minimize the impact of the limitations of Section 162(m) of the Internal Revenue Code. However, from time to time the Compensation Committee may approve compensation that may not be deductible when it believes that the compensation serves to motivate performance or aids in our efforts to retain and attract talented executive officers. Therefore, deductibility is not the sole factor used in setting the appropriate levels or modes of compensation and some compensation paid by the Company in the future may not be fully deductible under Section 162(m).

Deferred Compensation:	The Company does not maintain any nonqualified deferred compensation plans. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to compensation arrangements. We believe we are operating in compliance with the statutory provisions which became effective January 1, 2005, and the final IRS regulations which became effective January 1, 2009.

Accounting for Equity-based Compensation:	We account for stock-based compensation in accordance with FASB ASC Topic 718.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation for the last three fiscal years of the Company’s principal executive officer, principal financial officer and the other three most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation ($)(4)	Total ($)
Rion B. Needs	2009	500,000	-0-		140,155	253,022	-0-	11,115	904,292
President and Chief Executive Officer (5)	2008	350,000	-0-		-0-	-0-	165,488	10,190	525,678
	2007	149,449	-0-		1,400,188	265,629	91,435	118,218	2,024,919

Mark A. Redman	2009	306,000	-0-		27,764	16,501	-0-	15,615	365,880
Senior Vice President – Chief Financial Officer (6)	2008	300,000	-0-		-0-	-0-	153,847	16,619	470,466
	2007	281,250	-0-		116,000	132,814	173,176	13,605	716,845

Deborah L. Everly	2009	304,500	-0-		32,394	19,252	60,381	9,216	425,743
Senior Vice President – Chief Acquisitions Officer (7)	2008	300,000	-0-		-0-	-0-	170,409	5,059	475,468
	2007	217,500	86,204	(8)	634,615	152,551	102,610	6,497	1,199,977

Deanna S. Hatmaker	2009	211,500	-0-		26,032	15,470	-0-	8,347	261,349
Vice President – Human Resources (9)

Edwin L. Herbert	2009	211,000	-0-		17,354	10,313	-0-	8,299	246,966
Vice President – General Counsel (10)

(1)	This column discloses the aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. The awards include performance based restricted stock units for which the grant date fair value is based upon the probable outcomes of performance conditions. Assuming achievement of the highest level of performance conditions, the value of the awards shown would have been as follows: Mr. Needs, $140,155 for 2009 and $1,458,188 for 2007; Mr. Redman, $27,764 for 2009 and $145,000 for 2007; Ms. Everly, $32,394 for 2009 and $668,269 for 2007; Ms. Hatmaker, $26,032 for 2009; and Mr. Herbert, $17,354 for 2009. Please refer to Note 9 to our consolidated financial statements set forth in our 2009 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the stock awards.

(2)	This column discloses the aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. Please refer to Note 9 to our consolidated financial statements set forth in our 2009 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the option awards.

(3)	The amounts included in this column reflect cash incentive compensation awarded under the Company’s Annual Incentive Compensation Plan for Management, and with respect to Ms. Everly, $60,381 in 2009 and $76,130 in 2008 paid as debt purchasing incentive payments.

(4)

The amounts included in All Other Compensation for 2009 are derived from the following: (1) contributions by the Company to our 401(k) Plan: Mr. Needs, $11,025; Mr. Redman, $11,025; Ms. Everly, $9,162; Ms. Hatmaker, $8,257 and Mr. Herbert, $8,041; (2) group term life insurance premiums paid by the Company for coverage in excess of $50,000 for the benefit of the executive officer: Mr. Needs, $90, Mr. Redman, $90; Ms. Everly, $54; Ms. Hatmaker, $90; and Mr. Herbert, $258; and (3) perquisites and personal benefits: Mr. Redman, $4,500 for a car allowance that was discontinued September 30, 2009.

(5)	Mr. Needs became our President and Chief Executive Officer effective January 1, 2009. Mr. Needs began employment July 23, 2007, at an annual base salary of $320,000 that was increased to $350,000 on October 1, 2007. Mr. Needs’ base salary of $350,000 was used to compute his Non-Equity Incentive Plan Compensation for 2007, which was prorated for his partial year of employment with us.

(6)	Mr. Redman’s annual base salary was set at $275,000 beginning January 1, 2007 and increased to $300,000 on October 1, 2007. Mr. Redman’s base salary of $300,000 was used to compute his Non-Equity Incentive Plan Compensation for all of 2007. Mr. Redman’s base salary was increased to $304,500 effective January 1, 2009. Mr. Redman’s base salary was increased from $304,500 to $310,500 in September 2009 to replace the amount previously paid to him as a car allowance. On January 8, 2010, Mr. Redman gave notice of his resignation from the Company. Mr. Redman agreed to continue his employment with the Company as its Chief Financial Officer to assist in transition matters until the earlier of (i) the date his successor takes office, (ii) May 31, 2010, or (iii) 14 days after either Mr. Redman or the Company provides notice to the other.

(7)	Ms. Everly’s annual base salary was set at $190,000 beginning January 1, 2007 and increased to $300,000 on October 1, 2007. Ms. Everly’s base salary of $300,000 was used to compute her Non-Equity Incentive Plan Compensation for all of 2007. Ms. Everly’s base salary was increased to $304,500 effective January 1, 2009.

(8)	Comprised of Ms. Everly’s debt purchasing incentive payment of $86,204 computed on the basis of 5 basis points (0.05%) of the direct cost of charged-off consumer debt purchased by us in 2007.

(9)	Because Ms. Hatmaker was not one of the Named Executive Officers in 2007 and 2008, her 2007 and 2008 compensation is not shown.

(10)	Because Mr. Herbert was not one of the Named Executive Officers in 2007 and 2008, his 2007 and 2008 compensation is not shown.

Employment Agreements

Rion B. Needs. We amended and restated our employment agreement with Mr. Needs in its entirety on January 21, 2009 to reflect his appointment as our President and Chief Executive Officer effective January 1, 2009. The agreement provides for a minimum annual base salary of $500,000 effective January 1, 2009, subject to annual review at the discretion of our Board of Directors. We made equity awards to Mr. Needs under the terms of his employment agreement in 2007. As amended effective January 1, 2009, the agreement provides that additional equity awards will be made in 2009, 2010, 2011 and 2012 in the form of a mix of (1) stock options vesting in 25% annual increments over a four-year period, (2) performance-based restricted stock units or (3) other types of equity awards, with the foregoing together having a total value equal to not less than 250,000 “option equivalents” to purchase shares of our stock in 2009 and 62,500 “option equivalents” to purchase shares of our stock in each of 2010, 2011 and 2012. Mr. Needs is also entitled to participate in our annual incentive compensation plan with a target bonus of 80% of base salary. The agreement provides Mr. Needs with the right to participate in health, life and disability plans that we provide. Mr. Needs is also subject to confidentiality, as well as non-competition and non-interference provisions under his employment agreement. The non-competition and non-interference obligations continue for a period of two years after termination of employment and the confidentiality obligations continue indefinitely.

Mark A. Redman. We amended and restated our employment agreement with Mr. Redman on September 8, 2009, to be effective January 1, 2009, principally to conform selected provisions of his employment agreement to those of Mr. Needs’ amended employment agreement, namely those related to the term, severance benefits upon a change in control, a clawback for severance benefits and limitations related to so-called parachute payments under tax laws. The agreement provides for Mr. Redman’s service as our Senior Vice President-Finance and Chief Financial Officer. The agreement provides for a minimum base salary (currently $310,500) subject to annual review at the discretion of our Board of Directors. Mr. Redman is also entitled to participate in our annual incentive compensation plan with a target bonus of 80% of base salary. The employment agreement provides Mr. Redman with the right to participate in health, life and disability plans that we provide. Mr. Redman is also subject to confidentiality, as well as non-competition and non-interference provisions under his employment agreement. The non-competition and non-interference obligations continue for a period of two years after termination of employment and the confidentiality obligations continue indefinitely.

On January 8, 2010, Mr. Redman gave notice of his resignation from the Company and agreed to continue his employment with the Company as its Senior Vice President-Finance and Chief Financial Officer to assist in transition matters until the earlier of (i) the date his successor takes office, (ii) May 31, 2010, or (iii) 14 days after either Mr. Redman or the Company provide notice to the other.

Deborah L. Everly. We amended and restated our employment agreement with Ms. Everly on September 8, 2009, to be effective January 1, 2009, principally to conform selected provisions of her employment agreement to those of Mr. Needs’ amended employment agreement, namely those related to the term, severance benefits upon a change in control, a clawback for severance benefits and limitations related to so-called parachute payments under tax laws. We subsequently amended and restated our employment agreement with Ms. Everly effective January 1, 2010 to add provisions related to a reduction, if certain performance conditions are not met, of the purchased receivables bonus to which Ms. Everly is entitled. The agreement provides for her services as our Senior Vice President and Chief Acquisitions Officer. The agreement provides for a minimum base salary (currently $304,500) subject to annual review at the discretion of our Board of Directors. Ms. Everly is also entitled to participate in our annual incentive compensation plan, with a target bonus of 50% of her base salary. In addition, Ms. Everly is entitled to a bonus of 5 basis points (0.05%) of the direct cost of the charged-off consumer debt purchased by us, less certain adjustments as provided in her agreement. The employment agreement provides for certain equity awards in the form of restricted stock units and options that Ms. Everly received in 2007. We have also provided Ms. Everly with the ability to participate in external executive training programs at our expense. The employment agreement also subjects Ms. Everly to confidentiality, as well as non-competition and non-interference provisions. The non-competition and non-interference obligations continue for a period of one year after termination of employment and the confidentiality obligations continue indefinitely.

Each of the employment agreements with Messrs. Needs and Redman and Ms. Everly have the following comparable provisions with respect to the term, severance benefits, a clawback for severance benefits and limitations related to so-called parachute payments under tax laws:

Term of Employment. Each of these agreements has an initial term of three years beginning January 1, 2009, which term will be automatically extended for additional one-year terms unless, at least two years before the end of the applicable term, either party gives notice of its intent not to extend such term or the agreement is terminated in accordance with its termination provisions. In any case, the term of each agreement cannot be extended beyond December 31, 2018.

Severance Benefits – Termination without Cause, for Substantial Breach or Change in Control. For a discussion of our obligations to make payments of severance benefits to these executives if he or she is terminated without “Cause” or resigns after a “Substantial Breach” (as such terms are defined in the employment agreements), including any termination within one year after the effective date of a “Change in Control” (as defined in each of the employment agreements), see below “Executive Compensation – Potential Payments upon Termination or Change in Control”.

Clawback – For Cause Matters; Substantial Decline in Stock Price. For a discussion of clawback provisions limiting the payment of severance benefits, see below “Executive Compensation – Potential Payments upon Termination or Change in Control”.

Certain Limitations – Parachute Payments. If any payments to which any of these executives is entitled pursuant to his or her respective employment agreement would otherwise constitute a parachute payment under Internal Revenue Code Section 280G, then, pursuant to the terms of such employment agreement, such payments will be subject to reduction to the extent necessary to assure that the executive receives the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the after-tax amount of benefits after taking into account any excise tax imposed on such payments.

For a discussion of the allocation of elements of compensation in 2009, see the discussion under the caption “Compensation Discussion and Analysis – 2009 Executive Compensation.”

Grants of Plan-Based Awards for Fiscal Year 2009

The following table provides information regarding equity plan awards granted during fiscal 2009 to the executives listed in the Summary Compensation Table.

Grants of Plan-Based Awards for Fiscal Year 2009

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold (#)	Target (#)	Maximum (#)
Rion B. Needs	2/25/09	7,408	11,112	14,815				52,890
President and Chief Executive Officer	2/25/09				24,444			87,265
	2/25/09					153,333	3.57	253,022

Mark A. Redman	2/25/09	2,222	3,333	4,444				15,865
Senior Vice President – Chief Financial Officer	2/25/09				3,333			11,899
	2/25/09					10,000	3.57	16,501

Deborah L. Everly	2/25/09	2,593	3,889	5,185				18,510
Senior Vice President – Chief Acquisitions Officer	2/25/09				3,889			13,884
	2/25/09					11,667	3.57	19,252

Deanna S. Hatmaker	2/25/09	2,084	3,125	4,167				14,876
Vice President – Human Resources	2/25/09				3,125			11,156
	2/25/09					9,375	3.57	15,470

Edwin L. Herbert	2/25/09	1,389	2,089	2,778				9,918
Vice President – General Counsel and Secretary	2/25/09				2,083			7,436
	2/25/09					6,250	3.57	10,313

(1)	Represents shares of restricted stock units granted under our 2004 Stock Incentive Plan. Each unit represents the contingent right to receive one share of our common stock for the indicated number of shares, with vesting based on achievement of threshold, target or maximum levels of fiscal 2009 net income performance objectives with vesting to occur, to the extent performance objectives are achieved, at the rate of 50% on February 25, 2011, and 25% each on February 25 of 2012 and 2013, and all vesting based on continued employment with us. The grant date of the awards is the date the Committee awarded the restricted stock units. We did not meet the minimum net income target and, as a consequence, none of these restricted stock units were earned.

(2)	Represents shares of restricted stock units granted under our 2004 Stock Incentive Plan. Each unit represents the contingent right to receive one share of our common stock for the indicated number of shares, vesting at the rate of one-third of the restricted stock units on February 25 of 2011, 2012 and 2013, and all vesting based on continued employment with us. The grant date of the awards is the date the Committee awarded the restricted stock units.

(3)	Represents nonqualified stock options granted under our 2004 Stock Incentive Plan. Each option is exercisable for the indicated number of shares of our common stock, with vesting at 25% per year over a four year period based on continued employment with us. The grant date of the awards is the date the Committee awarded the stock options.

(4)	This column discloses the grant date fair value in accordance with FASB ASC Topic 718. Please refer to Note 9 to our consolidated financial statements set forth in our 2009 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the Stock and Option Awards.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information regarding equity awards outstanding as of December 31, 2009 to the Named Executive Officers listed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End 2009

Name	Grant Date	Option Awards(1)					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Rion B. Needs	August 7,	31,250	31,250	9.28	August 7,	80,761	547,559	18,750	127,125
President and Chief Executive Officer	2007				2017
	February 25,	38,333	115,000	3.57	February 25,
	2009				2016

Mark A. Redman	August 7,	15,625	15,625	9.28	August 7,	3,333	22,598	9,375	63,563
Chief Financial Officer	2007				2017
	February 25,	2,500	7,500	3.57	February 25,
	2009				2016

Deborah L. Everly	August 7,	5,000	5,000	9.28	August 7,	3,889	26,367	9,375	63,563
Chief Acquisitions Officer	2007				2017
	November 29,	10,625	10,625	11.47	November 29,
	2007				2017
	February 25,	2,917	8,750	3.57	February 25,
	2009				2016

Deanna S. Hatmaker	July 25,	3,482	2,321	15.99	July 25,	3,125	21,188	2,250	15,255
Vice President – Human Resources	2006				2016
	August 7,	3,750	3,750	9.28	August 7,
	2007				2017
	February 25,	2,344	7,031	3.57	February 25,
	2009				2016

Edwin L. Herbert	September 21,	13,932	9,288	12.93	September 21,	2,083	14,123	750	5,085
Vice President – General Counsel and Secretary	2006				2016
	August 7,	1,250	1,250	9.28	August 7,
	2007				2017
	February 25,	1,563	4,688	3.57	February 25,
	2009				2016

(1)	Represents nonqualified stock options exercisable for the indicated number of shares of our common stock, which vest 25% per year based on continued employment with us, with the exception of the option awarded to Ms. Hatmaker on July 25, 2006, with a July 25, 2016 expiration date, and the option awarded to Mr. Herbert on September 21, 2006, with a September 21, 2016 expiration date, which vest 20% per year based on continued employment with us.

(2)

Represents the unvested portion of restricted stock units, with each unit representing the contingent right to receive one share of our common stock. All vest one third per year beginning February 25, 2011, based on continued employment with us, with the exception of 56,318 of the unvested restricted stock units held by Mr. Needs, 28,159 of which vest on August 7, 2010 and 28,159 of which vest on August 7, 2011, based on continued employment with us.

(3)	Value is equal to the closing market price of $6.78 per share on December 31, 2009, multiplied by the indicated number of shares.

(4)	Represents the unvested portion of restricted stock units, with each unit representing the contingent right to receive one share of our common stock for the indicated number of shares, and vesting to occur on the earlier of (a) the filing of our 10-Q for the quarter ended June 30, 2011 or (b) August 15, 2011, based on achievement of a threshold level of four-year cumulative annual earnings per share performance for the four-year period ending June 30, 2011, and continued employment with us.

(5)	Value is equal to the closing price of $6.78 per share on December 31, 2009, multiplied by the indicated number of shares.

Option Exercises and Stock Vested for Fiscal Year 2009

The following table provides information concerning shares acquired or vested during 2009 for each of the executive officers named, and includes the value realized on vesting. None of the Named Executive Officers exercised stock options in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rion B. Needs	28,159	212,600

Mark A. Redman	-0-	-0-

Deborah L. Everly	21,796	125,109

Deanna S. Hatmaker	-0-	-0-

Edwin L. Herbert	-0-	-0-

Computed by multiplying the number of shares or units by the closing market price of our common stock on the vesting date.

Pension Benefits

We did not provide any pension plan benefits to our executive officers during 2009.

Nonqualified Deferred Compensation

We did not provide any nonqualified deferred compensation to our executive officers during 2009.

Potential Payments upon Termination or Change in Control

Employment Agreements; Change in Control Agreement

As of December 31, 2009, we had employment agreements with Messrs. Needs and Redman and Ms. Everly which obligated us to make payments of severance benefits to these executives if he or she is terminated without “Cause” or resigns after a “Substantial Breach”, including any termination within one year after the effective date of a “Change in Control” (as such terms are defined in the employment agreements). For a discussion of these employment agreements, see above “Executive Compensation – Employment Agreements”. In addition, as of December 31, 2009, we also had a Change in Control Agreement with Mr. Herbert which obligated us to make payments of severance benefits to him if he is terminated without “Cause” or resigns after a “Substantial Breach” within one year after the effective date of a “Change in Control” (as such terms are defined in the employment agreements).

Non-Change in Control. If any of Messrs. Needs and Redman and Ms. Everly is terminated without “Cause” or resigns after a “Substantial Breach” in a non-“Change in Control” situation, then their respective employment agreements provide that, subject to certain conditions, such terminated executive is entitled to the following severance benefits:

•	in the case of each of Messrs. Needs and Redman, two times his regular base salary in effect at the termination date (subject to certain adjustments); and

•	in the case of Ms. Everly, one times her regular base salary in effect at the termination date (subject to certain adjustments).

Change in Control. If any of Messrs. Needs, Redman or Herbert or Ms. Everly is terminated without “Cause” or resigns after a “Substantial Breach” within one year after the effective date of a “Change in Control”, each of these executives is entitled to severance benefits equal to the following:

•

in the case of each of Messrs. Needs and Redman, two times his regular base salary and, in the case of Ms. Everly and Mr. Herbert, one times her or his regular base salary, in each case as in effect at the termination date (subject to certain adjustments); plus

•

in the case of each of Messrs. Needs and Redman, two times the amount of his bonus and, in the case of Ms. Everly and Mr. Herbert, one times her or his bonus (including, in the case of Ms. Everly, her purchased receivables bonus), in each case, for the fiscal year immediately preceding the effective date of the “Change in Control”.

Any severance benefits paid to Messrs. Needs or Redman or Ms. Everly in a “Change in Control” situation would be in lieu of severance benefits payable in a non-“Change in Control” situation.

Clawback – For Cause Matters; Substantial Decline in Stock Price. If within ninety days after the termination date for a termination without “Cause” or resignation after a “Substantial Breach” for any of these executives the Board of Directors of the Company becomes aware of facts that would have justified termination for “Cause”, pursuant to the terms of each of these employment agreements and the change in control agreement and subject to certain conditions, the Company may refrain from paying any such terminated executive certain unpaid severance obligations or require him or her to repay any such previously paid amounts. In addition, pursuant to the terms of each of these employment agreements and the change in control agreement and subject to certain conditions, any severance payments will be capped at one times the terminated executive’s regular base salary (at the rate in effect on the termination date) if at any time during the six months after the termination date the price of the Company’s common stock drops below the level specified in his or her employment or change in control agreement and the Board of Directors determines in good faith that such decline was materially attributable to the action or inaction of such terminated executive.

The following table describes the circumstances that would trigger those payments and the amounts we would be obligated to pay, assuming the triggering event occurred on December 31, 2009.

Name	Termination of Employment Without Cause or Resignation Following Substantial Breach by Company ($)	Termination of Employment Without Cause or Resignation due to Substantial Breach following a Change In Control ($)
Rion B. Needs

Cash Payments	1,000,000(1)	1,000,000(2)

Continued Perquisites/Benefits	20,318(3)	20,318(3)

Total	1,020,318	1,020,318

Mark A. Redman (4)

Cash Payments	621,000(1)	621,000(2)

Continued Perquisites/Benefits	20,318(3)	20,318(3)

Total	641,318	641,318

Deborah L. Everly

Cash Payments	304,500(5)	364,881(6)

Continued Perquisites/Benefits	20,175(3)	20,175(3)

Total	324,675	385,056

Edwin L. Herbert

Cash Payments	-0-	211,000(6)

Continued Perquisites/Benefits	-0-	16,600(3)

Total	-0-	227,600

(1)	Includes two times base salary in effect on December 31, 2009. Payments of salary are to be made over a two year period in accordance with our payroll policy (subject to certain adjustments).

(2)	Includes (a) two times base salary in effect on December 31, 2009, and (b) two times actual bonus for 2009. Payments of salary and bonus are to be made in one lump sum amount within 60 days after termination of employment (subject to certain adjustments).

(3)	Includes the reimbursement of COBRA costs for group health, vision and dental benefits plans for a period of 18 months.

(4)

On January 8, 2010, Mr. Redman gave notice of his resignation from the Company and agreed to continue his employment with the Company as its Senior Vice President-Finance and Chief Financial Officer to assist in transition matters until the earlier of (i) the date his successor takes office, (ii) May 31, 2010, or (iii) 14 days after either Mr. Redman or the Company provide notice to the other. Pursuant to the terms of his employment agreement, Mr. Redman will receive his base salary at the annual rate of $310,500 for a period beginning on the effective date of the termination of his employment and ending twenty-four (24) months thereafter.

(5)	Includes one times base salary in effect on December 31, 2009. Payments of salary are to be made over a one year period in accordance with our payroll policy (subject to certain adjustments).

(6)	Includes (a) one times base salary in effect on December 31, 2009, and (b) one times actual bonus for 2009. Payments of salary and bonus are to be made in one lump sum amount within 60 days after termination of employment (subject to certain adjustments).

Each of the employment agreements with Messrs. Needs and Redman and Ms. Everly, as well as the change in control agreement with Mr. Herbert, imposes confidentiality obligations, and obligations not to compete with the Company or to solicit our associates, suppliers (or sellers) of charged-off debt to us for a period of two years following termination of employment in the case of Messrs. Needs and Redman and for a period of one year following termination of employment in the case of Ms. Everly and Mr. Herbert.

2004 Stock Incentive Plan

In accordance with the terms of our 2004 Stock Incentive Plan, each of our stock option and restricted stock unit award agreements with our executive officers provides for the early vesting of equity awards and the satisfaction of all conditions to vesting in the event of a “change in position” of the participating associate, such as involuntary termination of employment, following a “change in control” of the Company. The terms that accelerate the vesting of equity awards following a change in control of the Company are the same for all executive officers. The following table shows the amounts that would be realized due to the acceleration of unvested equity awards upon a “change in position” following a “change in control,” assuming the triggering event occurred on December 31, 2009.

Name	“Change in Position” Following “Change in Control”(1)
Rion B. Needs	$1,251,633

Mark A. Redman	$160,636

Deborah L. Everly	$169,756

Deanna S. Hatmaker	$76,707

Edwin L. Herbert	$42,661

(1)	The amounts shown represent (i) the number of unvested restricted stock units held by the Named Executive Officer on December 31, 2009, multiplied by the $6.78 per share closing price of the Company’s common stock on that date, plus (ii) the intrinsic or “in the money” values of unvested stock options on that date. The intrinsic value is zero for stock options having a per share exercise price greater than $6.78 per share.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this document. Based on that review and our discussions with management, this Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission and in this Proxy Statement.

Donald Haider, Chair

Jennifer L. Adams

Anthony R. Ignaczak

William I Jacobs

H. Eugene Lockhart

William F. Pickard

Share Ownership and Certain Relationships

Management and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2010 by:

¡	Each of our Named Executive Officers;

¡	Each of our Directors; and

¡	All of our Directors and executive officers as a group.

The percentage of beneficial ownership is based on 30,603,708 shares of common stock outstanding as of March 31, 2010.

Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class
Nathaniel F. Bradley IV (2)	3,782,488	12.3%
28405 Van Dyke Avenue, Warren, MI 48093

Jennifer L. Adams (3)	77,394	*
28405 Van Dyke Avenue, Warren, MI 48093

Terrence D. Daniels (4) (5)	11,018,742	35.9%
230 East High Street, Charlottesville, VA 22902

Donald Haider (6)	87,575	*
2001 Sheridan Road, Evanston, IL 60208-2001

Anthony R. Ignaczak (4) (7)	11,018,742	35.9%
230 East High Street, Charlottesville, VA 22902

William I Jacobs (8)	65,685	*
28405 Van Dyke Avenue, Warren, MI 48093

H. Eugene Lockhart (9)	83,961	*
280 Park Ave., East Tower, 25th Fl., New York, NY 10017

William F. Pickard (10)	65,728	*
28405 Van Dyke Avenue, Warren MI 48093

Rion B. Needs (11)	103,621	*
28405 Van Dyke Avenue, Warren, MI 48093

Mark A. Redman (12)	815,358	2.7%
28405 Van Dyke Avenue, Warren, MI 48093

Deborah L. Everly (13)	64,954	*
28405 Van Dyke Avenue, Warren, MI 48093

Deanna S. Hatmaker (14)	9,576	*
28405 Van Dyke Avenue, Warren, MI 48093

Edwin L. Herbert (15)	23,090	*

All Directors and executive officers as a Group (16 persons) (16)	16,290,069	52%

*	Ownership is less than 1% of the outstanding shares.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(2)	Includes 1,117,340 shares held by trusts of which Mr. Bradley is co-trustee with his spouse, 1,225,400 shares held by a revocable trust of which Mr. Bradley’s spouse is trustee, and 171,520 shares held by an irrevocable trust of which Mr. Bradley’s spouse is sole trustee (as to which Mr. Bradley disclaims beneficial ownership). Includes 41,162 shares subject to options, which are presently exercisable. Includes 1,667 shares represented by restricted stock units.

(3)	Includes 68,125 shares subject to options which are presently exercisable. Includes 3,334 shares represented by restricted stock units. Includes 4,935 shares represented by deferred stock units.

(4)	The shares of common stock beneficially owned by Messrs. Daniels and Ignaczak include 10,932,051 shares held by AAC Quad-C Investors LLC. Messrs. Daniels and Ignaczak serve as managers of AAC Quad-C Investors LLC and each of them has shared voting and investment power with respect to the shares held by AAC Quad-C Investors LLC. Messrs. Daniels and Ignaczak disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)	Includes 72,692 shares subject to options which are presently exercisable. Includes 3,334 shares represented by restricted stock units. Includes 10,665 shares represented by deferred stock units.

(6)	Includes 70,042 shares subject to options which are presently exercisable. Includes 3,334 shares represented by restricted stock units. Includes 8,199 shares represented by deferred stock units.

(7)	Includes 72,692 shares subject to options which are presently exercisable. Includes 3,334 shares represented by restricted stock units. Includes 10,665 shares represented by deferred stock units.

(8)	Includes 55,351 shares subject to options which are presently exercisable. Includes 3,334 shares represented by restricted stock units.

(9)	Includes 72,692 shares subject to options which are presently exercisable. Includes 3,334 shares represented by restricted stock units. Includes 4,935 shares represented by deferred stock units.

(10)	Includes 56,659 shares subject to options which are presently exercisable. Includes 3,334 shares represented by restricted stock units. Includes 4,910 shares represented by deferred stock units.

(11)	Includes 69,583 shares subject to options which are presently exercisable.

(12)	Includes 18,125 shares subject to options which are presently exercisable.

(13)	Includes 18,542 shares subject to options which are presently exercisable.

(14)	Includes 9,576 shares subject to options which are presently exercisable.

(15)	Includes 16,745 shares subject to options which are presently exercisable.

(16)	The 10,932,051 shares held beneficially by Messrs. Daniels and Ignaczak by virtue of their respective positions as managers of AAC Quad-C Investors LLC are counted once for purposes of calculating the shares beneficially owned by all Directors and executive officers as a group. Includes 646,699 shares held by all directors and executive officers as a group that are subject to options which are presently exercisable. Includes 25,005 shares represented by restricted stock units held by directors. Includes 44,309 shares represented by deferred stock units held by directors.

Principal Shareholders

The following table provides information about any person not listed in the prior table known by management to have been a beneficial owner of more than 5% of the Company’s Common Stock as of March 31, 2010.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
AAC Quad-C Investors LLC 230 East High Street Charlottesville, VA 22902	10,932,051	(1)	35.7%

Heartland Advisors, Inc. William J. Nasgovitz 789 North Water Street Milwaukee, WI 53202	3,361,632	(2)	11.0%

The D3 Family Funds 19605 NE 8th Street Camas, WA 98607	4,931,049	(3)	16.1%

Lisa R. Bradley 28405 Van Dyke Warren, MI 48093	2,514,260	(4)	8.2%

(1)	AAC Quad-C Investors LLC has sole voting and investment power over the 10,932,051 shares. Quad-C Partners VI, LP holds a 98.5222% membership interest in AAC Quad-C Investors LLC, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC. Quad-C Advisors VI, LLC is the general partner of Quad-C Partners VI, LP, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC.

(2)	Heartland Advisors, Inc. reports beneficial ownership of 3,361,632 shares, with shared power to dispose of 3,361,632 shares and shared power to vote 3,128,732 shares.

(3)	The D3 Family Funds, L.P., and others reporting as a group, report sole power to dispose of and sole power to vote 4,931,049 shares. David Nierenberg has shared power to dispose of and shared power to vote 4,931,049 shares.

(4)	Ms. Bradley, the spouse of our Chairman, Nathaniel F. Bradley IV, reports beneficial ownership of 2,514,260 shares, with shared power to dispose of 1,117,340 shares and shared power to vote 1,117,340 shares. Mr. Bradley includes the 2,514,260 shares reported by Ms. Bradley in his beneficial ownership (with the exception of 171,520 shares held by an irrevocable trust of which Ms. Bradley is sole trustee, as to which Mr. Bradley disclaims beneficial ownership).

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board or the Compensation Committee and the Board or the Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

Certain Relationships and Related Party Transactions

On September 30, 2002, Asset Acceptance Holdings LLC entered into a registration rights agreement with Nathaniel F. Bradley IV, Mark A. Redman and others. In February 2004, this agreement was amended to, among other things, include the Company and AAC Quad-C Investors LLC as parties. As amended, this agreement terminated three years after the closing of our initial February 2004 public offering, except for those Shareholders such as Messrs. Bradley and Redman, and AAC Quad-C Investors, who own in excess of 1% of the outstanding shares of common stock, for whom termination will occur upon the earlier of either (i) three years from when the Shareholder ceases to own more than 1% or (ii) seven years after the closing of our initial public offering (February 2011). The agreement, among other things, provides that AAC Quad-C Investors LLC, on the one hand, and Mr. Bradley and Mr. Redman, on the other hand, can each make two requests that we effect the registration of a specified number of shares of common stock held by each of them using a long-form registration statement on Form S-1, provided that the requester holds in excess of 5% of our outstanding common stock. After one group gives notice of its request for registration, the agreement provides that the other group may also request that we effect the registration of a specified number of shares of common stock held by them or their affiliates. AAC Quad-C Investors LLC has used one of its two long-form requests. Pursuant to the terms of the registration rights agreement, we are required to bear substantially all costs incurred in any registration, other than underwriting discounts and commissions. In addition to the long-form requests, we are generally obligated to use our reasonable efforts to include the shares held by these groups to the extent we register shares in an offering initiated by us.

On May 1, 2008, AAC Quad-C Investors made a request under the registration rights agreement to the Company to register the 10,932,051 shares of Company common stock owned by AAC Quad-C Investors for offer and sale by making a shelf registration on SEC Form S-3. The Company filed the S-3 Registration Statement with the SEC on May 22, 2008. It became effective on June 3, 2008. As of March 31, 2009, AAC Quad-C Investors had not sold any of its shares of Company common stock.

James Reitzel, who was our Director-Legislative Affairs and an employee of the Company until March 5, 2010, is the brother-in-law of Nathaniel F. Bradley IV, our Chairman. Mr. Reitzel received a base salary of $121,321 in 2009. Mr. Reitzel is financially independent of our Chairman. Our Nominating and Corporate Governance Committee approved the employment and compensation of Mr. Reitzel for 2009.

Related Party Transaction Policy

It is the policy of the Company to avoid entering into related party transactions, unless the transaction is properly disclosed to and expressly consented to in writing by the Nominating and Corporate Governance Committee of the Board of Directors. The Company’s policies related to the approval of related party transactions are incorporated into its Code of Business Conduct which deals with conflicts of interest and requires any interested party to disclose the details of any matter that is an actual or apparent conflict of interest to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee must review any conflicts of interests that may affect the Company or any of its executive officers or Board members, and approve any related party transaction. The Nominating and Corporate Governance Committee is required to make any reports to the Board that are required to address any conflict of interest issue as deemed necessary by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee determines that the transaction would not be fair to the Company, the Company will not enter into the proposed transaction.

Audit Committee Report

The following is the report of the Audit Committee (the “Committee”) with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2009, which include the consolidated statement of financial position of the Company and its subsidiaries as of December 31, 2009 and 2008, and related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years ended December 31, 2009, December 31, 2008, and December 31, 2007, and the notes thereto.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including any matters in the letter the Committee received from the firm required by applicable requirements of the Public Company Accounting Oversight Board.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed by the Company with the Securities and Exchange Commission.

William I Jacobs, Chairperson
Jennifer L. Adams
Donald Haider
William F. Pickard

Members, Audit Committee

Independent Accountants:	For the years ended December 31, 2009 and December 31, 2008, Grant Thornton LLP served as independent accountants. For the year ended December 31, 2007, Ernst & Young LLP served as our independent accountants. On March 10, 2008, the Audit Committee dismissed Ernst & Young LLP as our independent registered public accountant for all periods commencing on or after January 1, 2008. On March 21, 2008, the Audit Committee engaged Grant Thornton LLP as our new independent registered public accounting firm, effective for the fiscal year beginning January 1, 2008.

Reports on the consolidated financial statements of the Company for each of the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 did not contain an adverse opinion or a disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2006 and December 31, 2007, and the subsequent interim period through March 10, 2008, there were no disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the fiscal years ended December 31, 2006 and December 31, 2007, and the subsequent interim period through March 10, 2008, there were no reportable events as defined in Item 304 (a)(1)(v) of SEC Regulation S-K.

We are asking Shareholders to ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. If Shareholders fail to ratify our Audit Committee’s appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm to serve as our independent registered public accounting firm, if the Audit Committee determines that doing so would be in our best interests.

We expect representatives of Grant Thornton LLP to be present at the Annual Meeting, have the opportunity to make statements, and respond to appropriate questions.

Fees:	The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and December 31, 2008 by Grant Thornton LLP, the Company’s principal accounting firm for those years.

	2009	2008
Audit Fees	$485,143	$468,206
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

Pre-approval Policy:	The Audit Committee has adopted a pre-approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement with respect to such services. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent auditor. The Audit Committee has delegated authority to its chairperson to pre-approve any proposed services not covered by the general pre-approval of the Audit Committee or exceeding the pre-approved levels or amounts which must be addressed prior to the next regularly scheduled Audit Committee meeting. The chairperson must report all such pre-approvals to the Audit Committee at its next meeting for ratification by the Committee.

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance:	Section 16 of the Securities Exchange Act of 1934 requires our executive officers, Directors and more than ten percent Shareholders (“Insiders”) to file with the Securities and Exchange Commission and the Company reports of their ownership of the Company’s securities.

Based upon written representations and copies of reports furnished to the Company by Insiders, all Section 16 reporting requirements applicable to Insiders for 2009 were satisfied on a timely basis, except that Mr. Lockhart inadvertently failed to file timely one report relating to the awards of deferred stock units on May 14, 2009.

Other Matters:	At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the Proxy in accordance with their judgment on such matters.

By Order of the Board of Directors

Edwin L. Herbert
Secretary
April 9, 2010

REVOCABLE PROXY

Asset Acceptance Capital Corp.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 13, 2010 — 9:00 a.m. Eastern Time

The undersigned appoints Donald H. Haider and H. Eugene Lockhart and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Asset Acceptance Capital Corp., to be held at the Company’s headquarters, 28405 Van Dyke Ave., Warren, Michigan on Thursday, May 13, 2010 at 9:00 a.m., Eastern Time, and at any adjournment. This proxy revokes any proxies previously given.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made this proxy will be voted FOR the persons named in Proposal 1 and FOR adoption of Proposal 2.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

(Continued and to be signed on the Reverse Side)

The Board recommends a vote “FOR” the election of the Directors and “FOR” the ratification of the selection of Grant Thornton LLP, as the Company’s independent registered public accounting firm.

1.	Election of Directors. For term ending 2013 Nominees: Nathaniel F. Bradley IV Anthony R. Ignaczak William I Jacobs	For All	Withhold All	For All Except	2.	Ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for	For	Against	Abstain
the fiscal year ending December 31, 2010.

					3.	In their discretion on such matters as may properly come before the meeting or any adjournment thereof.

(Instructions: To withhold authority to vote for any nominee, write the nominee’s name above)					All as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

Date:_____________________________, 2010

Signature of Shareholder					Mark here for Name or Address change and note below ☐
Signature if held jointly

(Please sign exactly as name appears at left. If stock is held by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED